Exhibit 21.1

SUBSIDIARIES OF INMED PHARMACEUTICALS INC.

Subsidiary	Jurisdiction
Biogen Sciences Inc.	BC
Sweetnam Consulting Inc.	BC
InMed Pharmaceuticals Ltd.	Delaware
BayMedica, LLC	Delaware